Exhibit 10.1

AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”)to theAmended and Restated Employment Agreement (the “Agreement”) dated August 11, 2003, by and between Cypress Bioscience, Inc., a Delaware corporation (the “Company”) and Jay D. Kranzler, M.D., Ph.D. (the “Employee”) is entered into as of January 26, 2007, by and between the Company and the Employee.  Capitalized terms that are used herein and not otherwise defined shall have the meaning set forth in the Agreement.

The terms of the Agreement shall be amended and restated as set forth below in this Amendment.

Section 1.3    shall be amended and restated in its entirety as follows

“1.3 Term.  Unless sooner terminated as provided in Article 5 hereof, the Employee’s employment hereunder shall be for a term commencing on August 1, 2003 and ending on August 1, 2006, subject to automatic renewal for one year periods unless written notice has been provided by either party at least seventy-five (75) days prior to the date of such automatic renewal (a “Non-Renewal Notice”).  Notwithstanding anything herein to the contrary, either party may terminate the Employee’s employment under this Agreement at any time, with or without Cause, subject to the terms and conditions of Article 5 herein.  The actual term of employment hereunder, giving effect to any early termination of employment under Article 5 hereof, is referred to as the “Term.”

All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreementas of the date stated above.

CYPRESS BIOSCIENCE, INC.

By:	/s/ Sabrina Martucci Johnson

Its:	Executive Vice President, Chief
Business Officer and Chief Financial
Officer

/s/ Jay Kranzler
Jay D. Kranzler, M.D., Ph.D.